Exhibit 10.15

* Information in this exhibit marked [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such information is not material and is the type of information that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DR. REDDY’S LABORATORIES S.A.,

AS SELLER

AND

CITIUS PHARMACEUTICALS, INC.,

AS PURCHASER

DATED AS OF

September 1, 2021

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List of Exhibits and Schedules

Seller Disclosure Schedules

Exhibit A	Acquired Contracts

Exhibit B	Bill of Sale & Assignment and Assumption Agreement

Exhibit C	Assignment of Patents

Exhibit D	Knowledge of the Purchaser

Exhibit E	Knowledge of the Seller

Exhibit F	Purchased Patents

Exhibit G	Purchased Trademarks

Exhibit H	Transition Services Agreement

Exhibit I	Inventory Letter

Schedule 1.01	Definitions

Annex A	Proof of Concept Plan

Annex B	Compound

Schedule 2.01(e)	Certain Acquired Contracts

Schedule 2.01(g)	Proration Schedule

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of September 1, 2021 (the “Effective Date”) by and between Dr. Reddy’s Laboratories S.A., a company incorporated under the laws of Switzerland and having its principal place of business located at Elisabethenanlage 11, CH - 4051, Basel, Switzerland (the “Seller”) and Citius Pharmaceuticals, Inc., a Nevada corporation having its principal place of business located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 (the “Purchaser”). The Seller and the Purchaser may be collectively referred to herein as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to acquire from the Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically, and subject to the terms and conditions, provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Schedule 1.01, or as otherwise defined within this Agreement.

Section 1.02 Other Definitional and Interpretive Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

(c) The terms “dollars” and “$” shall mean United States of America dollars.

(d) The term “including” (and with correlative meaning “include”) shall mean “including, without limitation.”

(e) Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assign are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(f) Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(g) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated.

(h) The Parties acknowledge that: (i) this Agreement is the result of negotiations between the Parties and shall not be deemed or construed as having been drafted by any one Party; (ii) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any exhibits, schedules, and disclosure schedules attached hereto) and have contributed to its revision; (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iv) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

ARTICLE II
PURCHASE AND SALE; LICENSE GRANTS

Section 2.01 Purchase and Sale of Purchased Assets.

(a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (and shall cause each of its Affiliates to) sell, convey, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Seller and its Affiliates, all of the Seller’s and its Affiliates’ right, title, and interest in the Purchased Assets, free from any Encumbrances except for Permitted Encumbrances.

(b) Excluded Assets. Other than the Purchased Assets, the Purchaser expressly understands and agrees that it is not purchasing or acquiring, and the Seller is not selling, conveying, transferring, or assigning, any other assets or properties of the Seller (or any of the Seller’s Affiliates), and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets include all books and records of the Seller and its Affiliates (other than books and records that constitute Regulatory Documentation or are otherwise specifically included in the definition of Purchased Assets); provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that expressly relate to any of the Purchased Assets.

(c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, effective upon the Closing, assume (and shall pay, perform and discharge when due) all Assumed Liabilities.

(d) Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser will not acquire any interest in, or obligations in respect of, any Liabilities of the Seller or any of the Seller’s Affiliates (the “Excluded Liabilities”). Notwithstanding anything to the contrary, all Liabilities arising out of or relating to any breach of an Acquired Contract by Seller or any of its Affiliates prior to the Closing, or any unauthorized use or disclosure of Eisai’s confidential information by Seller or any of its Affiliates, shall be Excluded Liabilities and not Assumed Liabilities.

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(e) Consents.

(i) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Acquired Contract that would be a Purchased Asset (other than the Acquired Contracts listed on Schedule 2.01(e), any required Consents with respect to which shall be obtained prior to Closing), or any claim or right of any benefit arising thereunder or resulting therefrom, if an attempted direct or indirect assignment thereof, or agreement to sell, convey, assign, assume, transfer or deliver any such Acquired Contract, without the Consent of any Third Party, (A) would violate applicable Laws or constitute a breach or other contravention of the rights of such Third Party (including any Governmental Authority), or (B) would be ineffective with respect to any party to such Acquired Contract (each such Acquired Contract, other than those listed on Schedule 2.01(e)), a “Non-Assignable Contract”). If any direct or indirect transfer or assignment or agreement to do so by the Seller (and/or the Seller’s Affiliates, as applicable) of, or any direct or indirect assumption by the Purchaser of, any interest in, or liability, obligation or commitment under, any Non-Assignable Contract requires the Consent of a Third Party, then such transfer, assignment or assumption or agreement to do so shall be made subject to such Consent being obtained.

(ii) The Purchaser acknowledges that certain Consents to the transactions contemplated by this Agreement may be required from counterparties to Non-Assignable Contracts and that such Consents may not be obtained prior to Closing. In the event that such required Consent is not obtained with respect to a Non-Assignable Contract, notwithstanding any other provision to the contrary set forth in this Agreement, the Purchaser agrees that the Seller shall not have any Liability whatsoever arising out of or relating to the failure to obtain such Consent that may have been or may be required with respect to such Non-Assignable Contract in connection with the transactions contemplated by this Agreement, provided that Seller complies with its obligations under in Section 2.01(e)(iii). The Purchaser further agrees that, provided that Seller complies with its obligations under in Section 2.01(e)(iii), no representation, warranty or covenant of the Seller contained herein shall be breached or deemed breached, and no condition to the Purchaser’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent with respect to a Non-Assignable Contract; or (ii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Consent with respect to a Non-Assignable Contract.

(iii) If any Consent referred to in Section 2.01(e)(i) is not obtained prior to the Closing with respect to a Non-Assignable Contract, the Closing shall nonetheless take place without any adjustment of the Purchase Price on account thereof, and thereafter each of the Seller and the Purchaser shall use commercially reasonable efforts (A) to endeavor to obtain such Consent (provided that neither the Seller nor the Purchaser shall be required to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party), and (B) to cooperate, upon written request of the Purchaser, in endeavoring to obtain for the Purchaser, at no cost to the Seller, an arrangement to provide to the Purchaser, in compliance with Law, substantially comparable benefits thereof. Upon obtaining the requisite Consent, such Non-Assignable Contract shall be transferred and assigned to the Purchaser hereunder, for no additional consideration.

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(f) Transfer of Purchased Assets. As soon as practicable following the Closing (and in no event later than [***] ([***]) Business Days after the Closing), the Seller shall make available to the Purchaser electronically all Purchased Assets held electronically. Within [***] ([***]) Business Days after the Closing, the Seller shall make available to the Purchaser all tangible Purchased Assets for pick-up at the Seller’s facilities, at the Purchaser’s sole cost, expense and risk; provided, that if the Seller finds, locates, discovers or otherwise becomes aware that it possesses any Purchased Assets after the Closing, the Seller shall reasonably promptly notify the Purchaser in writing and make such Purchased Assets available for pick-up at the Seller’s facilities, at the Purchaser’s sole cost, expense and risk.

(g) Proration Schedule. Schedule 2.01(g) (the “Proration Schedule”) sets forth certain deposits and other prepaid items, which includes certain expenses that Seller or its respective Affiliates have paid or that are required to be paid by the Seller (or their applicable Affiliates) by Law or contractual obligation, and which shall be prorated as of the Effective Date. At the Closing, the Purchaser shall pay to the Seller an amount equal to the Purchaser’s Prorated Portion, which amount is set forth on the Proration Schedule. Any amounts set forth in the Proration Schedule that are owed to a Third Party that have not been paid by the Seller prior to the Closing Date will be paid by the Seller following the Closing Date and shall remain the Liability of the Seller.

Section 2.02 Further Expenses and Studies; Other Commitments. After the Closing, the Purchaser shall be responsible for any and all of its further developmental activities relating to Products and the Compound, including the Proof of Concept Plan and all expenses relating thereto.

ARTICLE III

PURCHASE PRICE

Section 3.01 Purchase Price.

(a) Amount. The aggregate consideration for the purchase of the Purchased Assets to be paid by the Purchaser (the “Purchase Price”) shall be:

(i) A non-refundable, non-creditable amount equal to Forty Million Dollars ($40,000,000.00) in respect of the Purchased Assets (the “Upfront Payment”) and the assumption of the Assumed Liabilities;

(ii) the Milestone Payments, as and to the extent provided in Section 3.01(b); and

(iii) the Quarterly Earn-Out Payment(s), as and to the extent provided in Section 3.01(c) (including as adjusted pursuant to Section 3.01(c)(iv)(A));

(iv) any Licensee Consideration Payments, as and to the extent provided in Section 3.01(c)(iv)(B); and

(v) the Purchaser’s Prorated Portion.

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(b) Milestone Payments. As consideration for the purchase of the Purchased Assets, in addition to the Cash Consideration, the assumption of the Assumed Liabilities, the Quarterly Earn-Out Payments and the Licensee Consideration Payments, and subject to this Section 3.01(b), the Purchaser shall pay to the Seller the following non-refundable, non-creditable amounts (each, a “Milestone Payment”) upon the achievement by or on behalf of the Purchaser or its Affiliates, Licensees or Transferees, if any, of the following events (each, a “Milestone Event”):

Table 3.01(b)
No.	Milestone Event	Milestone Payment
1.	Upon Regulatory Approval of the first Product by the FDA in a CTCL Indication	$[***]
2.	Upon a European Approval of the first Product in a CTCL Indication	$[***]
3.	Upon Regulatory Approval of the first Product by the Health Canada in a CTCL Indication	$[***]
4.	Upon Regulatory Approval of the first Product by the FDA in a PTCL Indication	$[***]
5.	Upon a European Approval of the first Product in a PTCL Indication	$[***]
6.	Upon Successful Proof of Concept	$[***]
7.	Upon Regulatory Approval by the FDA of the first Product in an I/O Indication	$[***]
8.	Upon the achievement of $[***] in cumulative Net Sales.	$[***]
9.	Upon the achievement of $[***] in cumulative Net Sales.	$[***]

Each Milestone Payment set forth in this Section 3.01(b) is payable only once (i.e., the first time the Milestone Event is achieved) and is non-refundable once paid. Notwithstanding anything to the contrary, for the purposes of calculating Milestone No. 8 and Milestones No. 9 above, Licensee Net Sales shall not be included in such calculation (other than in cases where Purchaser has granted a Licensee generating such Licensee Net Sales a license to all rights with respect to the Purchased Assets and all Products throughout (A) [***] or (B) [***] (an “Entire Rights License”)).

(c) Quarterly Earn-Out Payments; Licensee Consideration Payments.

(i) As consideration for the purchase of the Purchased Assets, in addition to the Cash Consideration, the assumption of the Assumed Liabilities, the Milestone Payments and the Licensee Consideration Payments, and subject to this Section 3.01(c), commencing on the Effective Date, each Quarter for the duration of the Earn-Out Term for a given Product in a given country of the Territory, Purchaser shall pay to the Seller non-refundable, non-creditable amounts with respect to such Product in such country, based upon the cumulative Net Sales of each Product in the applicable countries of the Territory in the applicable Calendar Year to which such Quarter relates (each payment a “Quarterly Earn-Out Payment”). Such Quarterly Earn-Out Payment shall be calculated: (A) in the case of Licensee Net Sales, in accordance with Section 3.01(c)(iv)(A) below; and (B) in the case of any Net Sales of Products other than Licensee Net Sales, by multiplying the applicable rate set forth in Table 3.01(c) below (the “Quarterly Earn-Out Rate”) by the aggregate Net Sales (other than Licensee Net Sales) of Product in the applicable countries of the Territory in an applicable Quarter; and, in each case (for both of the preceding clauses (A) and (B)), applying any applicable reductions under Section 3.01(c)(v) below:

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Table 3.01(c)
No.	Aggregate Annual Net Sales (other than Licensee Net Sales)	Quarterly Earn-Out Rate
1.	For that portion of Net Sales (other than Licensee Net Sales) of Products in a Calendar Year up to and including [***] Dollars ($[***])	[***] Percent ([***]%)
2.	For that portion of Net Sales (other than Licensee Net Sales) of Products in a Calendar Year that is greater than [***] Dollars ($[***])	[***] Percent ([***]%)

(ii) Quarterly Earn-Out Payments and Licensee Consideration Payments shall be paid pursuant to Section 3.01(c)(i) as from the Effective Date and until the earlier to occur of (as determined on a Product-by-Product, country-by-country basis): (a) the fifteen (15) year anniversary of the First Commercial Sale of the latest to be received Regulatory Approval of an Indication of such Product in the applicable country, and (b) the date on which Biosimilar Entry with respect to a Product (for any Indication) occurs in such country (the “Earn-Out Term”). For clarity, each time a Product is approved for a new Indication in a given country, the fifteen (15) year period described in clause (a) of the definition of Earn-Out Term for such Product and country shall reset based on the date of the First Commercial Sale of such Product in such country following the Regulatory Approval for such new Indication. For the avoidance of doubt, the Purchaser shall be liable to make a Quarterly Earn-Out Payment pursuant to Section 3.01(c)(i), for the Quarter during which such event terminating the obligation to make such Quarterly Earn-Out Payment occurs as long as the Product is sold in such Quarter. Notwithstanding anything otherwise to the contrary, no amounts shall be counted more than once in the calculation of the Quarterly Earn-Out Payments or the Licensee Consideration Payments.

(iii) Blended Rate. The Parties acknowledge and agree that, the Quarterly Earn-Out Rates agreed upon by the Parties for the Product(s) have been blended to take into consideration, the Purchased Know-How, the Quarterly Earn-Out Rate that could be applied to Products prior to the expiration of any Valid Claims, the Quarterly Earn-Out Rate that could be applied after the expiration of any Valid Claims and the Quarterly Earn-Out Rate that could be applied if no Valid Claims Cover the Product. The Parties recognize that the differing Quarterly Earn-Out Rates that could apply to such periods could last for differing time periods. Therefore the Parties have determined to use the blended Quarterly Earn-Out Rate in this Agreement for reasons of convenience, and the use of such blended Quarterly Earn-Out Rate is advantageous to both Parties.

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(iv) Sales of Product by Licensees; Licensee Net Sales; Licensee Consideration.

(A) Licensee Sales. Notwithstanding anything to the contrary, the Quarterly Earn-Out Payment with respect to any sales of Product(s) by or on behalf of a Licensee in an applicable Quarter during the Earn-Out Term for such Product in such country shall be an amount equal to the greater of (1) [***] ([***]%) of all Licensee Sales-Based Royalties that are paid to Purchaser and/or its Affiliates with respect to such sales of Product(s) by or on behalf of a Licensee and (2) [***] percent ([***]%) of such Licensee Net Sales. In the event that Purchaser or its Affiliates enters into any agreement pursuant to which Licensee Net Sales may occur, Purchaser shall provide notice to Seller that it has entered into such arrangement, and provide a copy of such agreement to the Seller (which agreement shall be deemed to be the Confidential Information of Purchaser in accordance with Section 7.01).

(B) Licensee Consideration Payments. As consideration for the purchase of the Purchased Assets, in addition to the Cash Consideration, the assumption of the Assumed Liabilities, the Milestone Payments and the Quarterly Earn-Out Payments, Purchaser shall pay to the Seller [***] percent ([***]%) of any Licensee Consideration received with respect to a given Product in a given country of the Territory during the Earn-Out Term for such Product in such country (such [***]% portion of such Licensee Consideration, the “Licensee Consideration Payments”). Such Licensee Consideration Payments shall be paid to the Seller within [***] ([***]) days that such Licensee Consideration is received by the Purchaser, and are non-creditable and non-refundable once paid. The Purchaser shall provide a notice to the Seller of the occurrence of an event giving rise to a Licensee Consideration Payment prior to, or no later than on, the date of the payment of the corresponding Licensee Consideration Payment.

(v) License Stacking. If Purchaser or any of its Affiliates (A) determines it is required to obtain a license or other right to a Third Party’s Intellectual Property (in the event such license or other right is not otherwise granted to Purchaser under the Eisai Agreement upon the transfer of the Eisai Agreement to Purchaser at Closing) in order to Exploit a Product in the Territory and (B) enters into an agreement with a Third Party in order to obtain a license or other right under such Third Party’s Intellectual Property in order to Exploit a Product (a “Third Party License”), the Quarterly Earn-Out Payments with respect to such Product (on a Product-by-Product Basis) shall be reduced by [***] percent ([***]%) of any amounts actually paid to such Third Party with respect to such Third Party License; provided, however, that in no event will such reduction reduce a Quarterly Earn-Out Payment for a given Calendar Quarter for such Product by more than [***] percent ([***]%). [***]. For the avoidance of doubt, Purchaser shall only be permitted to reduce the amounts payable hereunder to the extent such payments to a Third Party for a Third Party License relate to a Product or any component thereof, which are necessary for making, using, selling or otherwise Exploiting the Product in the Territory, and not to other components or products that are not necessary for making, using, selling or otherwise Exploiting a Product in the Territory.

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Section 3.02 Payment Terms; Transfer Taxes.

(a) Payment of the Purchase Price.

(i) The Purchaser shall pay the Cash Consideration to the Seller at Closing, by wire transfer of immediately available funds to an account designated in writing by the Seller.

(ii) Each Milestone Payment due and payable under Section 3.01(b) shall be paid by the Purchaser to the Seller within [***] ([***]) days following the occurrence of the corresponding Milestone Event; provided, however, that [***]. The Purchaser shall provide a notice to the Seller of the occurrence of the Milestone Event set forth in Section 3.01(b) prior to, or no later than on, the date of the payment of the corresponding Milestone Payment.

(iii) Each of the Quarterly Earn-Out Payments due and payable under Section 3.01(c) shall be paid by the Purchaser to the Seller promptly (but no more than [***] ([***]) days) following the end of the Quarter to which they relate to; provided, that (x) notwithstanding the foregoing, Quarterly Earn-Out Payments payable under Section 3.01(c)(iv)(A) with respect to sales of Product by or on behalf of Licensees) shall be payable by Purchaser to Seller on [***] of (1) [***] and (2) the [***] ([***]) day following the end of the applicable Quarter to such Quarterly Earn-Out Payment relates and (y) Purchaser shall [***]. The Purchaser shall provide a notice to the Seller prior to, or no later than on, the date such of payment, which notice shall provide sufficient details to permit confirmation by the Seller of the accuracy of the payments made.

(iv) Any payments to be made to the Seller under this Agreement shall be made to the Seller without deduction, setoff or counterclaim by the Purchaser for any taxes, fees, duties (except for any withholding required by applicable Tax Laws). Each Party shall use reasonable efforts to provide the other Party with such reasonable assistance as the other Party may request from time to time to minimize any such taxes, fees or duties arising at any time in connection with the Exploitation of the Products, Compound or Purchased Assets in the Territory. Upon written request, Seller shall deliver to the Purchaser a properly completed W-8BEN-E Internal Revenue Service Form which may be required by Purchaser in order for Purchaser not to withhold tax under the Double Tax Avoidance Treaty. The Parties agree that as of the Effective Date, no payments under this Agreement are subject to deduction or withholding tax, including the Upfront Payment. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Tax Law applicable to the payment of any amounts from the Purchaser or its Affiliates to the Seller hereunder, either Party reasonably believes that actual or proposed change in Tax Law may result in the Purchaser withholding any amounts hereunder due to any Tax Law, at the time amounts become due under this Agreement, the Parties shall confer and discuss in good faith any amendments of changes to this Agreement that might reduce the impact of such change in Tax Law.

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(b) Mode of Payment. All payments to the Seller under this Agreement shall be made by way of direct wire transfer of immediately available funds, in Dollars, in the requisite amount to such bank account as the Seller may from time to time designate by notice to the Purchaser.

(c) Transfer Taxes. All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer Taxes (collectively, “Transfer Taxes”) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of the Closing, that may be imposed, payable, collectible or incurred, shall be borne by the Purchaser. The Parties hereto agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

Section 3.03 Additional Covenants relating to the Milestone Payments and Quarterly Earn-Out Payments.

(a) The Purchaser shall, and shall cause its Affiliates, and any Licensees and Transferees of rights to Exploit any Product, to keep reasonable, correct and complete books, records and documents (whether in hardcopy, electronic or other form) substantiating the achievement (or non-achievement) of the Milestone Event set forth in Section 3.01(b) and the Net Sales amounts recognized in each Calendar Year for each Product in each country of the Territory, as related to the Quarterly Earn-Out Payments (the “Milestone and Earn-Out Information”) and shall maintain such Milestone and Earn-Out Information until the [***] ([***]) year following the end of the Calendar Year to which such Milestone and Earn-Out Information relates.

(b) Commencing with First Commercial Sale of the first Product, and until the first Calendar Year following the Calendar Year in which the Seller has received all Milestone Payments and Quarterly Earn-Out Payments, the Purchaser shall provide the Seller, (i) on a quarterly basis, not later than [***] ([***]) days after the end of each Quarter other than the Quarter ended December 31, the quarterly Sales Reports; and (ii) on an annual basis, not later than [***] ([***]) days after the end of each Calendar Year, the annual Sales Report. “Sales Reports” shall mean reasonably detailed quarterly and annual reports of the aggregate gross sales and Net Sales of the Product in each applicable country of the Territory, for such Quarter or Calendar Year, as applicable. All Sales Reports shall also include separate line items for the gross sales and the Net Sales of the Product, in each case per applicable country of the Territory.

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(c) From the Closing until the Seller has received all Milestone Payments and Quarterly Earn-Out Payments, an independent, national or global third party auditing firm that is reasonably acceptable to Purchaser (and who is subject to the obligations of confidentiality as set forth herein) shall have reasonable access to, and shall be able to review and audit, once every [***] ([***]) months upon no less than [***] ([***]) days written notice and during normal business hours, the books, records, documents (whether in hardcopy, electronic or other form), personnel, work papers and operations) of the Purchaser to the extent necessary to permit the auditor to verify compliance of Purchaser with its obligations under Section 3.01(b), Section 3.01(c) and Section 3.03(a) and the Sales Reports. The Purchaser agrees to reasonably assist such auditing firm in connection with the exercise of the audit rights granted by this Section 3.03(c). All expenses and costs associated with the review and audit in this Section 3.03(c) shall be borne solely by the Seller; provided that in the event that such review and audit results in a finding and determination that a Milestone Payment or Quarterly Earn-Out Payment payable was not otherwise paid or that the amount paid was lower by more than [***] percent ([***]%) than the amount that should have been paid, then the reasonable expenses and costs charged by such audit firm for such review and audit (including reasonable attorney’s fees) shall be borne and paid by the Purchaser. The results of such audit will be binding on the Parties, absent manifest error. All amounts due to the Seller as shown by the audit (that have not been previously paid by Purchaser to Seller) shall be paid within [***] ([***]) days following the receipt by Purchaser of a copy of the final audit report. Purchaser will include in all sublicenses granted with respect to the Compound and/or Product, an audit provision substantially similar to the foregoing requiring such sublicensee to keep full and accurate books and records relating to the Compound and/or Product and granting such independent third party auditing firm the right to audit the accuracy of the information reported by any sublicensee in connection therewith in accordance with terms and conditions substantially similar to those provided in this Section above.

(d) From the Closing until the Seller has received all Milestone Payments and Quarterly Earn-Out Payments, the Purchaser and its Affiliates shall not without the prior written consent of the Seller, sell, assign, or otherwise transfer (excluding, for clarity, grant of a license other than an Entire Rights License) any of the Purchased Assets to any Person or grant an Entire Rights License to any Person; provided that, no such consent shall be required for such sale, assignment, transfer or Entire Rights License to any Person who agrees in writing to be bound by the terms of, and to assume all applicable obligations of Purchaser and its Affiliates under this Agreement and the other Transaction Documents, including obligations under ARTICLE III of this Agreement. For the avoidance of doubt, “applicable obligations” shall mean all obligations of Purchaser and its Affiliates under this Agreement and the other Transaction Documents directly or indirectly relating to such Purchased Assets or Product(s) (or rights to such Purchased Assets or Product(s), as applicable) that are the subject of such sale, assignment or transfer. Nothing contained herein shall release the Purchaser from its obligations under this Agreement or any other Transaction Document after any sale, license, assignment or transfer of any Purchased Assets or Assumed Liabilities and Purchaser hereby expressly agrees that it shall remain liable under this Agreement and the other Transaction Documents following any assignment or license for the full and complete performance of all obligations arising hereunder or thereunder. The Parties will reasonably cooperate to maximize efficiency with respect to payments to be made under this Agreement.

Section 3.04 Additional Covenants relating to Milestone Events.

(a) From the Closing and until the Seller has received all Milestone Payments and Quarterly Earn-Out Payments, the Purchaser and its Affiliates or Licensees or Transferees, as applicable, shall use Commercially Reasonable Efforts in order to develop, launch, commercialize, sell and market Products in the Territory in each of the CTCL Indication, the PTCL Indication and the I/O Indication. The Purchaser shall not take any actions with the intent to avoid the achievement of any of the Milestone Events (except that the applicable efforts to achieve the Milestone Events shall be subject to Section 3.04(c) and (d)) or Quarterly Earn-Out Payments or reduce the amount of any of the Quarterly Earn-Out Payments, including, without limitation, intentionally delaying sales or incentivizing customers to delay placing orders. Notwithstanding the foregoing, Purchaser shall launch each Product in a jurisdiction within the Territory on or before the six (6) month anniversary of the date such Product receives Regulatory Approval for such jurisdiction.

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(b) With respect to the CTCL Approval Milestones, the PTCL Approval Milestones, the I/O Approval Milestones (collectively, the “Approval Milestones”) commencing on the Effective Date and continuing until such time as all Approval Milestones have been achieved, Purchaser and its Affiliates or Licensees or Transferees, as applicable, shall use their Commercially Reasonable Efforts to achieve each of the Approval Milestones (the “Approval Efforts”).

(c) Commencing on the Effective Date, Purchaser and its Affiliates or Licensees or Transferees, as applicable, shall use their Commercially Reasonable Efforts to achieve a Successful Proof of Concept (the “Proof of Concept Efforts”). The Purchaser and its Affiliates or Licensees or Transferees, as applicable, shall complete the Proof of Concept Plan (unless the Proof of Concept Plan must be discontinued or delayed for safety reasons or reasons outside Purchaser’s reasonable control (and not directly or indirectly caused by Purchaser, its Affiliates (or their permitted transferees, licensees or sublicensees)), which shall include taking the actions set forth in Annex A within the timetable set forth therein (provided that if Purchaser does not comply with such timetable due to delays outside of Purchaser’s reasonable control, such timetable shall be automatically extended on a day-for-day basis for so long as such event out of Purchaser’s reasonable control is existing and preventing the Purchaser to proceed on such applicable activities). Purchaser shall not cease the Proof of Concept Plan prior to its completion without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), unless the Proof of Concept Plan or Proof of Concept Efforts must be discontinued for safety reasons or reasons outside of Purchaser’s reasonable control; provided, that Purchaser shall promptly provide notice to the Seller (in accordance with Section 10.02) that Purchaser has discontinued the Proof of Concept Plan activities and the reasons for such discontinuance. In the event that the Purchaser is required to delay the Proof of Concept Plan prior to its completion due to delays outside of Purchaser’s reasonable control (which delays are not directly or indirectly caused by Purchaser, its Affiliates or their permitted transferees, licensees or sublicensees, Purchaser shall provide notice (in accordance with Section 10.02) to Seller of such delay and the events contributing to such delay. Purchaser and its Affiliates shall consult with Seller in connection with the Proof of Concept Efforts and consider in good faith the suggestions of Seller with respect thereto.

(d) The Parties acknowledge that Purchaser may suspend or discontinue development of the Product for a particular Indication and/or a particular jurisdiction within the Territory, to the extent such suspension or discontinuation would be consistent with the exercise of Commercially Reasonable Efforts. Without limiting the foregoing, Purchaser may suspend or discontinue development of the Product for the I/O Indication if, based on the results of the Proof of Concept Plan, such suspension or discontinuation would be consistent with the exercise of Commercially Reasonable Efforts. For the avoidance of doubt, in the event that the Purchaser, its Affiliates or Licensees or Transferees, as applicable, suspends or abandons any of the Approval Efforts, but later continues or revives the program with respect to the Approval Milestones, the Purchaser’s obligation to pay the applicable Milestone Payment with respect to each then applicable Approval Milestone shall remain in the event such Milestone Payment had not been earlier paid hereunder to Seller and remains outstanding under Section 3.01(b).

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(e) Information Rights.

(i) Subject to 3.01(e)(iii), within [***] ([***]) calendar days of the end of each Calendar Year until all Approval Milestones have been achieved (other than any Approval Milestones for which the applicable Approval Efforts have been properly discontinued in accordance with Section 3.04(c) and (d)), if requested by Seller, Purchaser shall meet and confer with Seller and update Seller on the status of the Approval Milestones. [***] ([***]) calendar days prior to such meeting, Purchaser shall deliver to Seller a written report in reasonable detail setting forth the preceding Calendar Year’s Approval Efforts and an update on the status of all Approval Milestones.

(ii) Subject to 3.01(e)(iii), within [***] ([***]) calendar days of the end of each Quarter until the Proof of Concept Plan has been completed (or the Proof of Concept Plan has been discontinued in accordance with Section 3.04(c) and (d)), if requested by Seller, Purchaser shall meet and confer with Seller and update Seller on the status of the Proof of Concept Plan. [***] ([***]) calendar days prior to such meeting, Purchaser shall deliver to Seller a written report in reasonable detail setting forth for the preceding Quarter’s Proof of Concept Efforts and an update on the status of the Proof of Concept Plan.

(iii) Notwithstanding anything to the contrary herein, Purchaser shall provide written notification (in accordance with Section 10.02) to the Seller (“Discontinuation Notice”) upon its determination to discontinue of any of the Approval Efforts, which discontinuance shall be in accordance with Section 3.04(c) and Section 3.04(d). Upon receipt of a Discontinuation Notice, Seller and Purchaser shall meet and confer over the discontinuation of such Approval Efforts within forty-five (45) days. Thirty (30) calendar days prior to such meeting, Purchaser shall deliver to Seller a written report in reasonable detail setting forth for the reasons for such discontinuance, and the efforts undertaken with respect to such Approval Effort.

ARTICLE IV
CLOSING

Section 4.01 Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place remotely, via the exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 4.02. The Closing shall be deemed to be effective as of 12:00:01 a.m. eastern time on the Effective Date, and the date in which the Closing occurs shall be deemed the “Closing Date”.

Section 4.02 Closing Deliverables.

(a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(i) the Bill of Sale & Assignment and Assumption Agreement, duly executed by authorized officers of the Seller and any applicable Affiliate of Seller;

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(ii) the Eisai Assignment and Assumption Agreement, duly executed by an authorized officer of the Seller and an authorized officer of Eisai;

(iii) assignments of Acquired Contracts not assigned pursuant to the Eisai Assignment or Bill of Sale & Assignment and Assumption Agreement, if any, duly executed by an authorized officer of Seller and any applicable Affiliate of Seller;

(iv) the Transition Services Agreement, duly executed by an authorized officer of the Seller;

(v) the Assignment of Patents, duly executed by an authorized officer of the Seller and any applicable Affiliate of Seller;

(vi) such other documents as the Purchaser may reasonably request to give effect to this Agreement.

(b) At the Closing, the Purchaser shall deliver to the Seller the following:

(i) the payment of the Cash Consideration in accordance with Section 3.02(b);

(ii) the Bill of Sale & Assignment and Assumption Agreement, duly executed by an authorized officer of the Purchaser;

(iii) the Eisai Assignment and Assumption Agreement, duly executed by an authorized officer of the Purchaser;

(iv) the Transition Services Agreement, duly executed by an authorized officer of the Purchaser;

(v) the Assignment of Patents, duly executed by an authorized officer of the Purchaser;

(vi) such other documents as the Seller may reasonably request to give effect to this Agreement.

(c) Transition Services Agreement. At Closing, the Purchaser and the Seller will enter into a Transition Services Agreement, in the form attached hereto as Exhibit H (the “Transition Services Agreement”).

(d) Inventory Letter. At the Closing, the Seller shall assign to the Purchaser all of the Seller’s rights and interest in the Inventory Letter pursuant to the Eisai Assignment and Assumption Agreement.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules attached hereto (the “Seller Disclosure Schedules”), but subject to the immediately following sentence, the Seller represents and warrants to the Purchaser that the statements contained in this ARTICLE V are true and correct as of the date hereof (unless in each case the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date). Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Seller Disclosure Schedule under any numbered or lettered schedule, section, or subsection shall be deemed to relate to and qualify such schedule, section or subsection, as well as any other schedule, sections or subsections of the Seller Disclosure Schedule, but only where the relevance of such disclosure to such other schedule, section or subsection is reasonably apparent from the text of such disclosure.

Section 5.01 Organization and Authority of the Seller. The Seller is a company duly organized, validly existing and in good standing under the Laws of Switzerland. The Seller has the requisite power and authority to own and operate the Purchased Assets that it owns or operates. The Seller is duly qualified to do business and in good standing in each jurisdiction where the ownership of the Purchased Assets requires such qualification, except where the failure to be so qualified or in such good standing will not prevent or delay the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.02 Authority, Non-Contravention, Required Filings.

(a) The Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a Party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including, but not limited to, the power and authority to cause each Affiliate of Seller who has any rights with respect to any Purchased Asset to sell, convey, transfer and assign such Purchased Asset to Purchaser in accordance with this Agreement). The execution and delivery of this Agreement and the other Transaction Documents and the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby, has been duly authorized by all necessary company action on the part of the Seller and its Affiliates.

(b) This Agreement and the other Transaction Documents to which the Seller is a Party have been duly executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, in each case subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which the Seller is a Party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not (i) contravene any provision of the Organizational Documents of the Seller or any of its Affiliates, (ii) constitute a material breach, materially violate the terms, conditions or provisions of, or result in a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or notice with regard to, any agreement to which the Seller or an of its Affiliates is a party or is otherwise bound, (iii) result in the creation of any Encumbrance (except for Permitted Encumbrances) upon the Purchased Assets or (iv) violate any provision of any Laws.

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(d) No Permit, Consent, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Seller or any of its Affiliates is required in connection with the execution or delivery by the Seller of this Agreement, or the consummation of the transactions contemplated hereby.

Section 5.03 Purchased Assets. The Seller and/or its applicable Affiliate(s) are the sole and exclusive owners of all right, title and interest in and to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances; and to the Knowledge of the Seller, no Person is infringing or otherwise violating any of the Purchased Assets. Upon Closing, good and marketable title to the Purchased Assets will pass to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 5.04 Acquired Contracts.

(a) Each Acquired Contract is a valid and binding obligation of the Seller or an Affiliate of Seller who is a party thereto (and, to the Knowledge of the Seller, each other party thereto) and is enforceable against the Seller or the Affiliate of Seller who is a party thereto (and, to the Knowledge of the Seller, each other party thereto) in accordance with its terms, and is in full force and effect, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Neither Seller nor any Affiliate of Seller is in violation, breach or default in any material respect under any Acquired Contract to which it is a party, and to the Knowledge of the Seller no event has occurred that will (with or without notice or lapse of time) result in a violation, breach or default in any material respect by the Seller or any Affiliate of Seller under any Acquired Contract to which it is a party. To the Knowledge of the Seller, there is no violation, breach, or default in any material respect under any Acquired Contract by any other party to such Acquired Contracts. No party to any Acquired Contract has cancelled or withdrawn any such Acquired Contract, nor, to the Knowledge of the Seller, has any party threatened in writing to do so.

(c) All Consents required for the sale, conveyance, transfer and delivery of the Acquired Contracts to Purchaser pursuant to this Agreement have been obtained.

Section 5.05 Compliance with Law; Permits; Regulatory Matters.

(a) The Seller’s and its Affiliates’ use of the Purchased Assets has been and is being conducted in compliance in all material respects with all applicable Laws.

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(b) To the Knowledge of the Seller, the Existing Product is being and has been developed in material compliance with applicable Law, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice. Neither the Seller nor any of its Affiliates have received (and, to the Knowledge of the Seller, neither Eisai nor any of its Affiliates has received) any (i) written notice from the FDA or any other Governmental Authority, including the Office of Inspector General, any United States Attorney, the Department of Justice or any attorney general of any jurisdiction, alleging that the Seller, Eisai or any of their respective Affiliates has been or is in violation of any Applicable Healthcare Industry Laws or other applicable Laws, or commencing or indicating an intention to conduct an investigation, audit, or review, in each case, in connection with the conduct of the Business or the Purchased Assets; (ii) written notice of inspectional observation (including those recorded on form FDA 483), warning letter, penalty, fine, sanction, request for recall or other remedial action in connection with the conduct of the Business or the Purchased Assets; or (iii) other written documents issued by the FDA or any other Governmental Authority alleging lack of compliance with any Applicable Healthcare Industry Laws or other applicable Laws by the Seller, Eisai or any of their respective Affiliates, or any Person engaged by the Seller, Eisai or any of their respective Affiliates, to provide any service with respect to any Existing Product or otherwise in connection with the conduct of the Business or the Purchased Assets.

(c) Seller holds all Permits which are required by the Seller to conduct the Business as it currently being conducted, except where failure to hold any Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Seller nor any of its Affiliates (nor, to the Knowledge of the Seller, Eisai or any Affiliate of Eisai) has made an untrue statement or fraudulent statement of material fact to the FDA or any other Governmental Authority or to any physician or customer, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or to any physician or customer, or committed any material act, made any material statement, or failed to make any material statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) with respect to the Existing Product. Neither the Seller (nor any of its Affiliates or its or their respective directors, officers or employees who has been involved in the development of the Existing Product) nor, to the Knowledge of the Seller, Eisai or any Affiliate of Eisai (or any officers, employees, or agents of any of the foregoing) or any agent of the Seller has (i) been convicted of any crime or engaged in any conduct that would reasonably be expected to result in, or that has resulted in, debarment, disqualification or exclusion by any Governmental Authority or under applicable Law, including 21 U.S.C. §335a, or (ii) any knowledge of facts that would lead to a false claim, or debarment, and there are no proceedings pending or threatened that would result in criminal liability or debarment or disqualification by any Governmental Authority.

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(e) Neither the Seller, nor, to the Knowledge of the Seller, any Affiliate, director, manager, officer, equity holder or employee of the Seller has (i) used any funds for contributions, gifts, entertainment or other expenses in violation in any material respect of applicable Law, (ii) paid any bribe, kickback or other similar payment, directly or indirectly, to any foreign government official or employee in violation of the Foreign Corrupt Practices Act of 1977 or other applicable Law, (iii) made any other payment of any kind in violation of any Law, to secure any improper advantage for the Purchased Assets or the Seller or any of its Affiliates, or (iv) knowingly incorrectly recorded any transactions in any of the foregoing categories on the books and records of the Seller or any of its Affiliates. No claims, actions or proceedings or, to the Knowledge of the Seller, actual or threatened investigations that would be reasonably expected to result in such a debarment, disqualification or exclusion are pending or to the Knowledge of the Seller, threatened, against the Seller or its Affiliates, Eisai or its Affiliates or any of their respective officers, employees or agents.

(f) All ongoing and completed preclinical studies and clinical trials conducted by the Seller or its Affiliates or, to the Knowledge of the Seller, Eisai or any of its Affiliates, or by third-party vendors on behalf of any of them, with respect Products have been conducted in all material respects in accordance with the applicable Good Clinical Practice regulations described in 21 CFR Parts 50, 54, 56 and 312, and applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 and comparable applicable Law solely to the extent the foregoing are applicable to such studies and/or trials.

(g) Seller has made available to Purchaser (or its agents) true, correct and complete copies of (i) the IND relating to the Existing Product and (ii) any other material documents received from the FDA or equivalent non-US regulatory agency in the possession or control of Seller or any of its Affiliates, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other regulatory agencies, in each case to the extent related to any Product (or the development or approval of any Product) or any Purchased Asset. Seller has made available to Purchaser for review all material correspondence to or from the FDA, material minutes of meetings, including material documents concerning communications to or from the FDA or other regulatory agencies, or prepared by the FDA or other regulatory agency or which bear on the ability to obtain approval of the Existing Product or compliance with regulatory requirements with respect to any of the foregoing, each of the foregoing, to the extent in the possession or control of Seller or any of its Affiliates.

(h) To the Knowledge of the Seller and without making any due inquiry, the Seller is unaware of any material correspondence to or from the FDA on the one hand, and Eisai or its Affiliates on the other hand, that indicate a lack of compliance with the regulatory requirements of the FDA with respect to the Existing Product in the Territory, or which bear in any material respect on the ability to obtain approval of the Existing Product in the Territory, which (i) are not part of the IND relating to the Existing Product that has been made available to Purchaser, or (ii) has not otherwise been made available to Purchaser.

Section 5.06 Brokers. Neither the Seller nor any of its Affiliates has incurred, nor will any of them incur, directly or indirectly, any Liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 5.07 Litigation.

(a) There is no Legal Proceeding by any Person pending relating to or affecting the Business, Existing Product, the Purchased Assets or the Assumed Liabilities. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened that is reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement or consummate the transactions contemplated hereby.

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(b) There is no written demand or other assertion by any Person pending nor, to the Knowledge of the Seller, threatened in writing, against or by the Seller or its Affiliates (or, to the Knowledge of the Seller, against or by Eisai or any of its Affiliates) relating to or affecting the Business, Existing Product, the Purchased Assets or the Assumed Liabilities (each, a “Business Claim”), which if determined adversely to the Seller would result in a Material Adverse Effect (and, to the Knowledge of the Seller, there is no other Business Claim).

(c) Neither the Seller nor any of its Affiliates is a party or subject to the provisions of any Governmental Order that is unsatisfied or that affects the Business or Purchased Assets.

Section 5.08 Intellectual Property.

(a) To the Knowledge of the Seller, neither the Purchased Intellectual Property nor the Exploitation of the Product (as such Product exists as of the date hereof or, if the Existing Product were being commercialized in the Territory as of the date hereof) infringes any intellectual property rights or misappropriates any trade secrets owned by any Third Party in the Territory. No action, claim, demand, suit or other assertion by any Person is pending, nor to the Knowledge of the Seller, has been threatened in writing as of or prior to the date hereof against the Seller or any of its Affiliates (or, to the Knowledge of Seller, against Eisai or any of its Affiliates) by any Third Party claiming that the (i) Purchased Intellectual Property, or (ii) the Exploitation of any Product (as such Products exist as of the Closing) infringes the intellectual property rights or misappropriates any trade secrets of such Third Party. To the Knowledge of the Seller, no Third Party is infringing any of the Purchased Intellectual Property in the Territory.

(b) Neither the Seller nor any of its Affiliates has granted any Third Party any license, sublicense, option or other rights with respect to any of the Purchased Assets (including, but not limited to, the Purchased Intellectual Property and any rights under any Acquired Contract), nor is the Seller or any of its Affiliates obligated to pay any royalties or licensing fees to any Third Party in connection with any of the Purchased Assets, Products or Compound (except for milestone payments expressly set forth in the Eisai Agreement).

Section 5.09 No Other Assets. Except for the Purchased Assets and the Licensed Know How, neither Seller nor any of its Affiliates owns, licenses or otherwise has any rights with respect to any material asset (including, but not limited to, any Intellectual Property, Contract, Regulatory Approval Application, Regulatory Approval and tangible material (other than materials being assigned and transferred pursuant to the Inventory Letter)) that, as of the Closing Date, is used in, or otherwise necessary for, the Exploitation of any Product (as such Products exist as of the Closing) or the Compound in the Territory.

Section 5.10 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE VI, the Seller has not made any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller or the Purchased Assets furnished or made available to the Purchaser or its representatives.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this ARTICLE VI are true and correct as of the date hereof.

Section 6.01 Organization and Authority of the Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite power and authority to own and operate its business as presently conducted. Purchaser is duly qualified to do business and in good standing in each jurisdiction where the operations of its business requires such qualification, except where the failure to be so qualified or in such good standing will not prevent or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.02 Authority; Non-Contravention, Required Filings.

(a) The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, has been duly authorized by all necessary corporate action on the part of the Purchaser.

(b) This Agreement and the other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and each constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, in each case subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder or thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) contravene any provision of the Organizational Documents of Purchaser, (ii) constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract or agreement to which the Purchaser is a party or is otherwise bound, or (iii) violate any provision of any Laws to which the Purchaser is subject.

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(d) No Permit, Consent, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Purchaser is required in connection with the execution or delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.03 Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened against or by Purchaser or any Affiliate of Purchaser, that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.04 Sufficiency of Funds. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely make payment of the Upfront Payment and consummate the transactions contemplated by this Agreement.

Section 6.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 6.06 Financial Statements. Complete copies of the Purchaser’s audited financial statements consisting of the balance sheet of the Purchaser as at September 30, 2020 and as at September 30, 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 12 month periods then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Purchaser as at June 30, 2021 and the related statements of income and retained earnings and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been filed with the SEC and are publicly available. The Audited Financial Statements have been prepared in accordance with GAAP and the Interim Financial Statements have been prepared in accordance with GAAP, both as applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Purchaser, and fairly present the financial condition of the Purchaser as of the respective dates they were prepared and the results of the operations of the Purchaser for the periods indicated. The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP, as the case may be. The Purchaser acknowledges that, in making their decision to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Seller is expressly relying on the Purchasers’ representations and warranties in this Section 6.06 and that, without such representations and warranties, the Seller would not have entered into this Agreement and the other Transaction Documents or consented to the transactions contemplated hereby and thereby.

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Section 6.07 Solvency. Immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, the Purchaser will be Solvent.

Section 6.08 Independent Investigation; No Other Warranties. The Purchaser acknowledges that (a) they have conducted their own independent investigation, review and analysis of the materials and information provided by Seller to Purchaser prior to Closing and publicly-available information related to the Purchased Assets and have formed an independent judgment concerning the Purchased Assets, the Assumed Liabilities and the other rights or obligations to be transferred under this Agreement, and (b) they have been provided reasonable access to the personnel, properties, assets, premises, books and records, and other documents and information of the Seller and relating to the Purchased Assets. The Purchaser further acknowledges and agrees that: (i) the only representations, warranties, and covenants made by the Seller are the representations, warranties, and covenants expressly set forth in this Agreement, the other Transaction Documents and the certificates and documents delivered hereunder and thereunder; (ii) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement and the other Transaction Documents; and (iii) the Purchaser has not relied upon any other representations or other information made or supplied by or on behalf of the Seller (including any information provided by the Seller’s advisors or in management presentations) and the Purchaser will not have any right or remedy arising out of any such other representations or information. The Purchaser acknowledges and agrees that, except as expressly provided in ARTICLE V, the sale of the Purchased Assets is “as is” and “where is,” and the Purchaser is acquiring the Purchased Assets without any other representation or warranty, written or oral, statutory, express or implied, including any implied warranty of merchantability, fitness of any asset for a particular purpose, title, or non-infringement.

ARTICLE VII
COVENANTS

Section 7.01 Confidentiality. From and after the Closing:

(a) The Confidentiality Agreement will terminate without further action by the Parties thereto.

(b) The Seller shall treat as confidential and shall safeguard any and all Confidential Information of the Purchaser (which shall include information, knowledge, and data regarding the Products, the Purchased Assets, and the Assumed Liabilities and the terms and conditions of this Agreement) by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination, or disclosure of such Confidential Information as the Seller or its Affiliates used with respect thereto prior to the execution of this Agreement. The Seller shall not use the Confidential Information of the Purchaser for any purpose except for the benefit of the Purchaser, unless expressly permitted by this Agreement.

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(c) The Purchaser shall treat as confidential and shall safeguard any and all Confidential Information of the Seller relating to the businesses of the Seller, other than any information specifically related to the Products, the Purchased Assets, or the Assumed Liabilities, and except as otherwise agreed to by the Seller in writing; provided, however, that nothing in this Section 7.01(c) shall prevent the disclosure of any such Confidential Information to any directors, officers, employees, or professional advisors of the Purchaser to whom such disclosure is necessary in the conduct of the Purchaser’s business if such Persons are informed by the Purchaser of the confidential nature of such information and are directed by the Purchaser to comply with the provisions of this Section 7.01(c).

(d) The Purchaser and the Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

(e) In the event of a breach of the obligations hereunder by the Purchaser or the Seller, the non-breaching Party(ies), in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 7.01 in any court of competent jurisdiction, without the necessity of posting a bond and the burden of proving actual damages.

Section 7.02 Preservation of Books and Records.

(a) The Seller shall have the right to retain copies of all books and records relating to the Purchased Assets relating to periods ending on or prior to the Closing Date, provided that such books and records are kept confidential in accordance with the Seller’s normal confidentiality procedures and the provisions of Section 7.01.

(b) Without prejudice to the provisions of Section 3.03, the Purchaser shall preserve and keep, or cause to be preserved and kept, the books and records included in the Purchased Assets in the possession of the Purchaser or its Affiliates for the longer of: (i) any applicable statute of limitations; and (ii) a period of [***] ([***]) years from the Closing.

(c) Without prejudice to the provisions of Section 3.03, during such retention period:

(i) the Seller, its Affiliates and their respective representatives shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records; and

(ii) the Purchaser shall provide, or cause to be provided to, the Seller, its Affiliates and their respective representatives, access to such books and records relating to the Purchased Assets as they shall reasonably request in connection with any Legal Proceeding to which any of them are parties or in connection with the requirements of any Law applicable to them.

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(d) No Party shall be obligated to provide the other Party with access to any books or records pursuant to this Section 7.02 where such access would violate any Law.

Section 7.03 Public Announcements. Neither the Seller, the Purchaser nor any of their respective Affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party, except as may be required by Law, including any federal, state or local securities law (or stock exchange rules and regulations), upon the advice of counsel and only if the disclosing Party (x) provides the non-disclosing Party with an opportunity to first review the release or other public announcement, (y) consults with the non-disclosing Party (whether such Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the non-disclosing Party to comment thereon (provided that the foregoing shall not prevent the disclosing Party from proceeding with such release or other public announcement by any applicable deadline required under applicable Law or stock exchange rules or regulations if the non-disclosing Party fails to timely respond to such requests) and (z) after its release, shall provide the non-disclosing Party with a copy thereof. If a Party, based on the advice of its counsel, determines that this Agreement or exhibits thereto must be filed with the United States Securities and Exchange Commission (“SEC”) or similar Governmental Authority, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement which it intends to file and any draft correspondence with the SEC (or similar Governmental Authority) requesting the confidential treatment by the SEC (or similar Governmental Authority) of those redacted sections of the Agreement, and will give due consideration to any comments provided by such other Party or its counsel and use good faith efforts to obtain confidential treatment by the SEC of those sections specified by such other Party or its counsel; provided, however, that the Party filing this Agreement or its exhibits will not be required to seek confidential treatment of any information that it determines it is required to publicly disclose based on advice of counsel. Following the Closing, the Purchaser shall be entitled to make such public announcements as it deems appropriate related to the Compound or Products; provided however that except as otherwise provided above, without the Seller’s prior written consent, no such announcement shall contain any reference to the Agreement or the terms set forth therein or the Seller, its Affiliates or actions taken with respect to the Compound or Products prior to the Effective Date other than references consistent with those previously approved by the Seller.

Section 7.04 Further Assurances. Except as otherwise set forth herein, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the Parties hereto shall, and shall cause its respective Affiliates to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated in this Agreement.

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Section 7.05 Certain Intellectual Property Matters. Any recovery realized because of litigation of the Purchased Patents or Purchased Intellectual Property (whether by way of settlement or otherwise) shall be first allocated to reimburse Purchaser for their direct and out of pocket costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by Purchaser provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to Purchased Intellectual Property is attributable to loss of sales or profits with respect to the Product, that has impacted a Milestone Payment based on Net Sales or other Quarterly Earn-Out Payments to Seller, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests as a whole of the Parties under this Agreement with respect to the Product, including the adjustment of Net Sales.

Section 7.06 License to Licensed Know-How. Effective as of the Closing, Seller (on behalf of itself and its Affiliates) hereby grants to Purchaser a perpetual, irrevocable, paid-up, royalty-free, transferable, sub-licensable, worldwide, exclusive (even as to Seller and its Affiliates) license under the Licensed Know-How solely in order to Exploit the Compound and any Product (including any companion diagnostic related to a Product). For the avoidance of doubt, the Licensed Know-How shall not be used for products of the Purchaser, its Affiliates, Licensees or Transferees, other than Products.

ARTICLE VIII
NON-COMPETE AND NON-SOLICITATION RESTRICTIONS

Section 8.01 Non-Compete. For a period of [***] ([***]) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall ensure that its Affiliates do not, directly or indirectly engage in, or assist anyone other than Purchaser in engaging in, the Exploitation in the Territory of any Restricted Product.

Section 8.02 Non-Solicitation. For a period of [**] ([***]) years commencing on the Closing Date, neither Party shall directly or indirectly contact or solicit any person while such person is employed or engaged as an independent contractor by the other Party hereto (or any of its Affiliates) for the purposes of hiring or engaging such person, or encourage any such employee or independent contractor to leave such employment or engagement, without the prior written consent of such other Party. The foregoing restriction shall not apply to employees or independent contractors who respond to general solicitations which are not directed specifically to any such employees or independent contractors.

Section 8.03 Acknowledgements; Remedies. Seller acknowledges that the restrictions contained in Section 8.01 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller further acknowledges that a breach or threatened breach of Section 8.01 may give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. In the event that any covenant contained in Section 8.01 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.

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ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival. Except for the representations and warranties contained in Section [***] and Section [***] (collectively, the “Fundamental Representations”) (which shall survive and remain in full force and effect for a period of [***] ([***]) years following the Closing Date), the representations and warranties contained in ARTICLE V and ARTICLE VI of this Agreement shall survive the Closing until the close of business on the [***] ([***]) month anniversary of the Closing Date. All covenants and agreements contained in this Agreement, whether of the Purchaser or the Seller, shall survive the Effective Date until the applicable statute of limitations has expired or until the expiration date for such covenant or agreement specified in this Agreement, if sooner. Any claims for Losses arising out of or caused by or relating to fraud shall survive indefinitely. The representations and warranties of the Seller are bargained for assurances. All claims by any Indemnified Party pursuant to this ARTICLE IX must be made on or before the applicable survival date, it being understood that so long as the Indemnified Party gives written notice of a claim on or prior to the applicable survival date, such representations and warranties and covenants shall continue to survive solely with respect to such claim until such claim is fully and finally resolved in accordance with the terms of this Agreement.

Section 9.02 Indemnification by Seller. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, the Seller shall indemnify and defend the Purchaser, its Affiliates, and each of their respective employees, directors, officers, stockholders, agents, and representatives (collectively, the “Purchaser Group”), against, and shall hold each of them harmless from, any and all Losses incurred or sustained by the Purchaser Group based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Seller pursuant to this Agreement or any other Transaction Document (which shall not include the Transition Services Agreement); or

(c) any Excluded Asset or Excluded Liability.

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The foregoing indemnity obligations will not apply to (i) the extent that such Losses arise out of or result from the fraud, gross negligence, and/or willful misconduct of Purchaser or its Affiliates, and/or any related breach by Purchaser of its representations, warranties, and/or covenants hereunder, or (ii) Losses for which Purchaser has an obligation to indemnify the Seller Group pursuant to Section 9.03, as to which Losses each Party shall indemnify the other to the extent of its respective liability for such Losses.

Section 9.03 Indemnification by Purchaser. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, the Purchaser shall indemnify and defend the Seller, its Affiliates, and each of their respective employees, directors, officers, stockholders, agents, and representatives (collectively, the “Seller Group”), against, and shall hold each of them harmless from, any and all Losses incurred or sustained by the Seller Group based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Purchaser pursuant to this Agreement or any other Transaction Document (which shall not include the Transition Services Agreement);

(c) any Assumed Liability; or

(d) the Exploitation, development, manufacture, supply, marketing or distribution of the Compound or any Product following the Closing.

The foregoing indemnity obligations will not apply to (i) the extent that such Losses arise out of or result from the fraud, gross negligence, and/or willful misconduct of Seller or its Affiliates, and/or any related breach by Seller of its representations, warranties, and/or covenants hereunder, or (ii) Losses for which Seller has an obligation to indemnify the Purchaser Group pursuant to Section 9.02, as to which Losses each Party shall indemnify the other to the extent of its respective liability for such Losses.

Section 9.04 Notice of Direct Claims.

(a) If any of the Persons to be indemnified under this ARTICLE IX (the “Indemnified Party”) has suffered or incurred any Loss subject to indemnification under this ARTICLE IX that does not involve a Third Party Claim, the Indemnified Party shall so notify the Party responsible for providing indemnification therefor under this Agreement (the “Indemnifying Party”) promptly in a writing describing such Loss, the basis for indemnification hereunder, the amount or estimated amount of such Loss, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.04(a) (so long as a notice pursuant to this Section 9.04(a) is given before the expiration of the applicable period set forth in Section 9.01) shall not limit the obligation of the Indemnifying Party under this ARTICLE IX, except to the extent such Indemnifying Party is prejudiced by failure to give such notice in a timely manner.

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(b) Except when a notice, report or other filing must be filed immediately pursuant to applicable Law, the Purchaser shall provide notice and an opportunity to comment to the Seller before the Purchaser files any report, notification or filing with any Governmental Authority or Third Party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of Section 9.02. In the event the Purchaser is required to file such a report, notification or filing immediately, the Purchaser shall provide notice to the Seller promptly after it submits such report, notification or filing to the applicable Governmental Authority.

Section 9.05 Third Party Claims.

(a) If any Legal Proceeding is instituted by or against a Third Party with respect to which the Indemnified Party intends to seek indemnity under this ARTICLE IX (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim (such notice describing, to the extent practicable, such matter in reasonable detail and such being accompanied by a copy of any written notice of the Third Party claimant to the Indemnified Party asserting the Third Party Claim) and tender to the Indemnifying Party the conduct or defense of such Third Party Claim. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.05(a) (so long as a notice pursuant to this Section 9.05(a) that includes any written notice of the Third Party claimant is given before the expiration of the applicable period set forth in Section 9.01) and to tender the conduct or defense of the Third Party Claim in a timely manner pursuant to this Section 9.05(a) shall not limit the obligation of the Indemnifying Party under this ARTICLE IX, except (i) to the extent such Indemnifying Party is materially prejudiced thereby, and (ii) to the extent expenses are incurred during the period in which notice was not provided.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this ARTICLE IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.05(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the Third Party asserting the Third Party Claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not impose any obligation on, or contain any sanction or restriction upon the conduct or operation of any business by, the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.05(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

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(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.05(b) within thirty (30) days after receipt of any Claim Notice, then the Indemnified Party shall defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.05(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim is an indemnifiable Loss under this ARTICLE IX, the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim in accordance with Section 9.05(b).

(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel available to the Indemnifying Party, at the Indemnifying Party’s expense, for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Indemnified Party also agrees to cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

Section 9.06 Limitations on Indemnification; Limitations on Liability.

(a) Thresholds. Notwithstanding the other provisions of this ARTICLE IX, other than claims for Losses arising out of, or caused by or relating to fraud or for any breach of a Fundamental Representation, the Seller shall not be liable to provide indemnification for any Losses arising from or in connection with matters described under Section 9.02 suffered by any Indemnified Party unless and until the aggregate amount of all such Losses suffered by the Indemnified Parties exceeds, on a cumulative basis, an amount equal to $[***] ([***] Dollars) (the “Indemnity Threshold”), and then the Seller shall only be liable to provide indemnification to the extent exceeding the Indemnity Threshold. No Losses shall be included in determining whether the Indemnity Threshold has been reached unless a notice seeking indemnification for such Losses has been given by the Purchaser Group to the Seller in accordance with Section 9.04(a) or Section 9.05(a), as applicable.

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(b) Caps. Other than claims for Losses arising out of, or caused by or relating to fraud, in no event shall the Seller be liable to provide indemnification pursuant to ARTICLE IX for Losses arising from or in connection with matters described under Section 9.02(a) in the aggregate in excess of an amount equal to $[***] ([***] Dollars (the “Cap”). Notwithstanding anything to the contrary herein, with respect to breaches of Fundamental Representations, the Cap shall be an amount equal to [***].

Section 9.07 Exclusion of Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR (I) LIABILITY FOR ANY PARTY’S FRAUD AND (II) THE OBLIGATIONS OF ANY PARTY TO INDEMNIFY AN INDEMNIFIED PARTY UNDER ARTICLE IX FROM AND AGAINST THIRD PARTY CLAIMS PURSUANT TO WHICH A THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES, NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, TREBLE, REMOTE, SPECIAL, EXEMPLARY, OPPORTUNITY COST, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR, MEASURED BY OR BASED ON LOST PROFITS, LOSS OF REVENUE OR INCOME, DIMINUTION IN VALUE, MULTIPLE OF EARNINGS, PROFITS OR CASH FLOWS, OR OTHER SIMILAR MEASURES OR FOR ANY LOSS OF BUSINESS REPUTATION OR OPPORTUNITY THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OF ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

Section 9.08 Purchaser’s Opportunity to Review. The Purchaser acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date of this Agreement all written materials furnished or made available, as the case may be, to the Purchaser on or prior to the date of this Agreement in connection with the transactions contemplated by this Agreement. The Purchaser acknowledges that it and its Affiliates and representatives have been permitted full and complete access to the books and records, and other assets related to the Purchased Assets that it and its representatives have desired or requested to see or review and that it and its representatives have had a full opportunity to meet with the officers and employees of the Seller to discuss the Purchased Assets and the Assumed Liabilities. The Purchaser further acknowledges and agrees that (i) other than the representations and warranties of the Seller specifically contained in ARTICLE V of this Agreement, neither the Seller nor any other Person has made any representation or warranty either expressed or implied (A) with respect to the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby or (B) as to the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby or by any other agreements related hereto furnished or made available to the Purchaser and its representatives, (ii) the Purchaser has not relied on any representation or warranty from the Seller or any other Person in determining to enter into this Agreement, except as expressly set forth in ARTICLE V of this Agreement and (iii) no Person who is part of the Purchaser Group shall have any claim or right to indemnification pursuant to this ARTICLE IX and neither the Seller nor any other Person shall have or be subject to any Liability to the Purchaser Group (or any Person who is part of such group) or any other Person with respect to any information, documents or materials furnished by the Seller or any of their representatives or agents to the Purchaser (it being understood that this clause (iii) does not supersede or otherwise affect the representations and warranties of the Seller specifically contained in ARTICLE V of this Agreement). Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that, except as otherwise expressly set forth in Article 5, (i) the Seller does not make any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Purchased Asset, including merchantability or fitness for a particular purpose, (ii) Purchaser shall obtain rights in the Purchased Asset in their present condition and state of repair, “as is” and “where is”.

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Section 9.09 Adjustment to Purchase Price. The Seller and the Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement as adjustments to the Purchase Price for tax purposes to the extent permitted under applicable tax Law.

Section 9.10 Reimbursement. If an Indemnified Party recovers an amount from a Third Party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE IX, the Indemnified Party shall promptly remit to the Indemnifying Party the amount received from the Third Party in respect thereof.

Section 9.11 Losses Net of Insurance. In determining the amount of Losses in respect of a claim under this ARTICLE IX, there shall be deducted an amount equal to the amount of any Third Party insurance proceeds actually received (net of direct collection expenses) by an Indemnified Party making such claim with respect to such Losses, provided that the foregoing shall not (i) require an Indemnified Party to proceed or seek action or recovery from any such Third Party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder (but the Indemnified Party shall use its good faith efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses and promptly notify in reasonable detail any such recovery to the Indemnifying Party and reimburse it in accordance with the provisions of Section 9.09 hereof, if applicable), or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with the provisions of Section 9.09 hereof, if applicable with respect to any Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.

Section 9.12 Subrogation. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of its Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related.

Section 9.13 Sole Remedy/Waiver. Should the Closing occur, the remedies provided for in this ARTICLE IX shall be the sole and exclusive remedies of any Indemnified Party in respect of this Agreement, the Purchased Assets, the Product, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated hereby, other than (i) for actions for specific performance or other equitable remedies, (ii) for claims arising out or related to ARTICLE III, or (iii) for claims against a Party directly arising out of the knowing and intentional fraud of such Party in respect of a provision of this Agreement. In furtherance of the foregoing, each Party hereby waives (on behalf of itself and the relevant Indemnified Parties) any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.13.

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ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise provided in this Agreement, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement, each other agreement, document and instrument contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered, if delivered personally to the intended recipient; (ii) when received by the addressee, if sent by an internationally recognized overnight courier service; (iii) on the date sent by facsimile (with verification of transmission) or email (with confirmation of receipt of the email and any attachments); or (iv) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Seller:

Dr. Reddy’s Laboratories SA
Elisabethenanlage 11
CH – 4051, Basel
Switzerland
Attention: [***]

With a copy (which shall not constitute notice) to:

Dr. Reddy’s Laboratories Limited
8-2-337, Road No. 3
Banjara Hills, Hyderabad – 500 034, Telangana, India
Attention: [***]

And

Dr. Reddy’s Laboratories, Inc.
107 College Road East
Princeton, New Jersey 08540
Email: [***]
Fax: [***]
Attention: Legal Affairs

(b)	if to the Purchaser:

Citius Pharmaceuticals, Inc.
11 Commerce Drive, First Floor
Cranford, New Jersey 07016
Facsimile: (908) 967-6683
Email: [***]
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Attn: Michael J. Lerner, Esq.

Section 10.03 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement in such jurisdiction or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.04 Entire Agreement. This Agreement, together with the Exhibits, Annexes and Schedules hereto, the Seller Disclosure Schedule, the other Transaction Documents, Transition Services Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings (both written and oral), among the Parties regarding the subject matter hereof.

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Section 10.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Seller may assign their rights or obligations hereunder without the prior written consent of the Purchaser. Purchaser may not assign any of its rights or obligations hereunder without the prior written consent of the Seller (such consent not to be unreasonably withheld, denied or conditioned); provided, that following the payment in full of the Milestone Payment for the US CTCL Approval Milestone, the Purchaser may make an assignment or transfer of any of its rights or obligations hereunder without Seller’s consent to its Affiliates or to a Third Party successor that acquires all or substantially all of the assets of the business of Purchaser to which this Agreement relates or rights with respect to any Product. As a condition to any assignment hereunder, (i) the assignee hereunder shall agree in writing to assume all applicable obligations (as defined in Section 3.03(d), in the case of an assignment by Purchaser) of the assignor under this Agreement, the Transition Services Agreement (as applicable) and other Transaction Documents as a condition to such assignment and (ii) the assignor shall provide notice to remaining party containing the name and contact information of the assignee. Further, as a condition to any assignment by the Purchaser hereunder, Purchaser shall pay any amounts owed to Seller as of the date of such assignment. No assignment hereunder will relieve any Party of responsibility for the performance of any accrued obligation of such Party prior to the date of such assignment under this Agreement. Any assignment in breach of the provisions of this Section 10.05 shall be null and void ab initio. Notwithstanding the foregoing, Seller hereby acknowledges and agrees that for so long as New Subsidiary (defined below) remains a wholly owned subsidiary of the Purchaser, Purchaser shall have the right to assign its rights and obligations in whole or in part under this Agreement to Citius Acquisition Corp., a wholly owned subsidiary of Purchaser (“New Subsidiary”), without any requirement to obtain Seller’s prior consent; provided, that (a) Purchaser hereby guarantees and remains jointly and severally liable for all of such subsidiary’s obligations under this Agreement and (b) for the purposes of the definition of Commercially Reasonable Efforts: (i) [***] and (ii) with respect to the Purchaser, all references to a “Party” shall refer to Purchaser, Citius Pharmaceuticals, Inc. and New Subsidiary, taken as a whole. Further, upon assignment to New Subsidiary, until [***], Purchaser shall not permit a Subsidiary Change of Control to occur without the prior written consent of the Seller (such consent not to be unreasonably withheld, denied or conditioned). As a condition to its assignment of its rights and obligations hereunder to New Subsidiary, Purchaser shall deliver to the Seller written confirmation that New Subsidiary has assumed, in writing, all obligations of the Purchaser under this Agreement. “Subsidiary Change of Control” means, with respect to New Subsidiary, (i) the sale, transfer or other disposition of (in one transaction or a series of related transactions) all or substantially all of the assets of such Person, (ii) any event, transaction or upon any occurrence under which Citius Pharmaceuticals, Inc. ceases to own greater than [***]% of the capital stock or voting power of New Subsidiary.

Section 10.06 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 10.07 Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.08 Governing Law; Jurisdiction.

(a) This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract, in tort, at Law or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

(b) Any Legal Proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby shall be heard and determined in the Court of Chancery in the City of Wilmington, New Castle County, Delaware or, in the event such court lacks subject matter jurisdiction, the United States District Court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Legal Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Legal Proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.08 and shall not be deemed to confer rights on any Person other than the Parties hereto. Each Party hereto agrees that the service of process upon such Party in any Legal Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Legal Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 10.09 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY LEGAL PROCEEDING (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE) BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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Section 10.10 Specific Performance. The Seller, on the one hand, and the Purchaser, on the other hand, acknowledge and agree that the breach of this Agreement or other failure to perform any provision of this Agreement would cause irreparable damage to the other and such other Party will not have an adequate remedy at law. Therefore, the Parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

Section 10.12 Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 10.13 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller and its Affiliates with any applicable provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the transactions contemplated under this Agreement.

Section 10.14 Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under against any amounts due and payable under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under the Transition Services Agreement or any other Transaction Document.

Section 10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

Seller:

DR. REDDY’S LABORATORIES S.A.

By:	/s/ Patrick Aghanian
Name:	Patrick Aghanian
Title	Head of PPG

By:	/s/ Sameer Natu
Name:	Sameer Natu
Title	Finance Head

Purchaser

CITIUS PHARMACEUTICALS, INC.

By:	/s/ Myron Holubiak
Name:	Myron Holubiak
Title	CEO and President

[Signature Page of Asset Purchase Agreement]

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Schedule 1.01

DEFINITIONS

“Acquired Contracts” shall mean those Contracts listed on Exhibit A.

“Affiliate” of a Person or Party shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or Party. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or Party, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Approval Efforts” shall have the meaning set forth in Section 3.04(b).

“Applicable Healthcare Industry Laws” means any international, federal, state, local municipal, foreign or other statute, law, ordinance, order, ruling, judgment, rule, regulation or other requirement issued by a Governmental Authority, including, but not limited to: (i) the Federal Food, Drug, and Cosmetic Act, the False Claims Act, the Anti-Kickback Statute, and HIPAA/HITECH, and any equivalent or similar Law enacted in any state in the United States, (ii) the EU Drug Directives, and related national legislation of individual EU Member States implementing the provisions of the EU Drug Directives into their national laws, the relevant guidelines published by the European Commission, the EU Member States and the NBOG, and national laws of individual EU Member States governing bribery and corruption, related industry codes and physicians’ codes of professional conduct and (iii) all equivalent or similar Laws relating to the development, regulatory approval, provision, administration, management or payment for health care or healthcare-related products, services or professionals.

“Approval Milestones” shall have the meaning set forth in Section 3.04(b).

“Assignment of Patents” shall mean the certain Assignment of Patents Agreement to be entered into on the Closing Date by and between the Purchaser and the Seller in the form attached hereto as Exhibit C.

“Assumed Liabilities” shall mean the following Liabilities, but in each case solely to the extent such Liability arises after the Closing (and subject to the last sentence of Section 2.01(d)):

a)	Liabilities arising under or relating to the Regulatory Approvals, Regulatory Approval Applications, Regulatory Documentation, including any and all costs and expenses relating thereto;

b)	Liabilities arising under or relating to the Proof of Concept Plan including any and all costs and expenses relating thereto;

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c)	all Liabilities arising out of or relating to the ownership or operation of the Business and the Purchased Assets after the Closing, including the development of the Compound and Products;

d)	all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury or other harm to person or property, which result from the use or misuse of a Product or otherwise related to a Product (including all Legal Proceedings relating to any such liabilities) sold by or on behalf of the Purchaser and its Affiliates after the Closing;

e)	all Liabilities, obligations and commitments arising out of or relating to any Product recall in the Territory;

f)	any Liabilities, obligations or commitments arising out of or relating to any Acquired Contract to the extent incurred after the Closing;

g)	all Liabilities, obligations and commitments arising out of or relating to the return of, or warranty claims relating to any Product sold after the Closing;

h)	any liability or amount payable to Eisai, after the Closing;

i)	any Liabilities, obligations or commitments arising out of or relating to any Legal Proceeding relating to the Purchased Assets or the Compound for which the cause of action arises after the Closing;

j)	all other Liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Compound, a Product, the Purchased Assets, the Business or the ownership, sale or lease of any of the Purchased Assets in the Territory to the extent arising after the Closing.

“Bill of Sale & Assignment and Assumption Agreement” shall mean the certain Bill of Sale and Assignment and Assumption Agreement, to be entered into on the Closing Date by and between the Purchaser and the Seller in the form attached hereto as Exhibit B.

“Biosimilar Entry” means with respect to a Product in a country within the Territory, the first Business Day following the occurrence of both of the following: (i) the date that the first sale of a Biosimilar of the Product is sold in such country within the Territory, and (ii) the reduction in Net Sales of the Product in such country [***] from the average Net Sales of such Product in such country in [***] immediately prior to the first commercial sale of a Biosimilar in such country.

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“Biosimilar” means, with respect to a particular Product in a particular country in the Territory, any pharmaceutical product that: (a) is claimed to be biosimilar to or interchangeable with such Product or otherwise references or relies on such Product to support a Drug Approval Application or an application submitted under Section 351(k) of the PHSA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA or with respect to the United Kingdom, a Marketing Authorization Application filed with MHRA pursuant to the centralized approval procedure; (b) is approved for sale for at least one (1) Indication that is the same as an Indication for which such Product is approved for sale in such country; and (c) is sold in such country by a Third Party that (i) is not a direct or indirect Licensee or Transferee of the Purchaser or its Affiliates, (ii) did not purchase such product in a chain of distribution that included any of the Purchaser or its Affiliates, Licensees or Transferees, as applicable, and/or (iii) did not otherwise acquire any rights from the Purchaser or its Affiliates, Licensees or Transferees, as applicable, including any Purchased Patents, Eisai Patents (as defined in the Eisai Agreement) Purchased Know-how or Eisai Know-how (as defined in the Eisai Agreement), directly or indirectly, from the Purchaser or its Affiliates, Licensees or Transferees, as applicable.

“BLA” means a Biologics License Application submitted to the FDA under subsection (a) of Section 351 of the PHSA.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks located in New York, New York or Mumbai, India are authorized or required by Law to be closed for business.

“Business” shall mean the development of the Compound.

“Calendar Year” shall mean each respective period of twelve (12) consecutive months ending on December 31.

“Cash Consideration” shall mean the Upfront Payment, plus the Purchaser’s Prorated Portion.

“Commercially Reasonable Efforts” means with respect to any objective hereunder, including, relating to the development or commercialization of a Product or the Compound by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts as [***] would devote to a product at a similar stage in its product life and having similar profit potential and strategic value, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy and such other factors as such Party may reasonably consider, all based on conditions then prevailing.

“Compound” means the recombinant DNA-derived cytotoxic protein as described on Annex B.

“Confidential Information” shall mean, with respect to a Party, all Information, data, documents, agreements, files, and other materials, whether disclosed orally or disclosed or stored in written, electronic, or other form or media, which is obtained from or disclosed by a Party or its representatives, whether obtained before or on or after the date hereof, relating to such Party, its business, any of its Affiliates or any of their respective businesses, or the Purchased Assets, together with the terms and conditions or other facts relating to the transactions contemplated hereby, including, without limitation, all notes, analyses, compilations, reports, forecasts, studies, samples, and other documents prepared by or for the other Party which contain or otherwise reflect or are derived or based in whole or in part on such information, data, documents, agreements, files, or other materials. The terms and conditions of this Agreement shall be deemed the Confidential Information of both Parties. The term Confidential Information as used herein does not include information that: (a) at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement; or (b) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party provided that such source, to the receiving Party’s knowledge after reasonable inquiry, is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; or (c) has been independently acquired or developed by the receiving Party without reference to the Confidential Information.

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“Confidentiality Agreement” shall mean the confidentiality agreement between the Parties dated as of March 23, 2021.

“Consent” shall mean any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from Third Parties, including from any Governmental Authority.

“Contract” shall mean all contracts, leases, deeds, mortgages, licenses, purchase orders, statements of work, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Cover” means, as used in relation to a Patent and a product or invention, and in connection with a duty, obligation or performance of a Party, that such Patent would be infringed by the manufacture, use, offer for sale, sale or import of, or other Exploitation of, such product or invention by such Party, but for this Agreement, including infringement of patent claims claiming compositions of matter as well as methods of manufacture or use.

“CTCL Indication” means Cutaneous T-Cell Lymphoma.

“CTCL Milestones” means Milestones No. 1, 2 and 3 set forth in Table 3.01(b).

“Cure Period” shall have the meaning set forth in Section 3.04(c).

“Discontinued Product” means all dosage forms, formulations, strengths, package sizes and types of pharmaceutical products containing the Compound, previously sold in the United States under the Trademark ONTAK® and described in BLA #103767.

“Earn-Out Term” shall have the meaning set forth in Section 3.01(c)(iii).

“Eisai Agreement” means, collectively, that Amended and Restated License, Development and Commercialization Agreement made and entered into as of February 26, 2018 by and between Eisai and the Seller, as amended by that (i) Amendment to Amended and Restated License, Development and Commercialization Agreement made as of August 9, 2018 by and between Eisai and the Seller, (ii) the Inventory Letter and (iii) that Amendment No. 2 to Amended and Restated License, Development and Commercialization Agreement made as of August 31, 2021 by and between Eisai and the Seller.

“Eisai Assignment and Assumption Agreement” means that certain Consent to Assignment and Assumption Agreement with Novation by and among the Seller, Eisai and the Purchaser, dated as of August 31, 2021.

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“Eisai Territory” means Japan, China, Korea, Taiwan, Hong Kong, Macau, Indonesia, Thailand, Malaysia, Brunei, Singapore, India, Pakistan, Sri Lanka, Philippines, Vietnam, Myanmar, Cambodia, Laos, Afghanistan, Bangladesh, Bhutan, Nepal, Mongolia and Papua New Guinea.

“Eisai” means EISAI Co. Ltd.

“EMA” means the European Medicines Agency and any successor agency thereto.

“Encumbrances” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Europe” means all of countries in continental Europe, including the European Union, the United Kingdom, Ireland, Switzerland, Turkey and Eastern Europe, including the Czech Republic, Serbia, Russia and Central Independent States of the former USSR.

“European Approval” means Regulatory Approval of a Product in any country in Europe, including any approval from the EMA or MHRA.

“European Union” means, at any particular time, all countries that are then officially recognized as member states of the European Union or members of the European Economic Area. For clarity, any event that first occurs in a county of the European Union that later ceases to be a member of the European Union will still be treated as an event that occurred in the European Union.

“Excluded Assets” shall have the meaning set forth in Section 2.01(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.01(d).

“Existing Product” means the pharmaceutical product known as E7777, containing the Compound as an active ingredient and described in IND #110489. For the avoidance of doubt, the definition of “Existing Product” does not include the Discontinued Product.

“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of, and otherwise exploit.

“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of a Product by Purchaser or its Affiliate, Licensee or Transferee, as applicable, for monetary value to a Third Party in the Territory. For clarity, sales prior to receipt of Regulatory Approval for a Product, if any, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale with respect to a Product.

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“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local or foreign government, or political subdivision thereof, any regulatory or administrative authority, any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Health Canada” means the Canadian federal Department of Health and any successor thereof.

“I/O Indication” means the targeting of a cell, cell surface or the like, whose engagement has the effect of modulating, inducing, enhancing, or suppressing an immune response for the purpose of preventing or treating any cancer. Solely for the purposes of determining whether the I/O Milestone is achieved, and therefore payable, the I/O Indication shall not include any CTCL Indication or any PTCL Indication.

“I/O Milestone” means Milestone No. 7 set forth in Table 3.01(b).

“IND” means: (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions; and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 9.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.04(a).

“Indemnity Threshold” shall have the meaning set forth in Section 9.06(a).

“Indication” means a disorder or medical condition for which a product is approved by a Regulatory Authority to diagnose, treat, prevent, cure, and/or mitigate in the indication section of the product labeling for such product.

“Information” means any technical, scientific and other data, in written, electronic or other form, including results, approvals, technology, trade secrets, practices, techniques, methods, processes, inventions, ideas, drawings, study designs, protocols, assays and biological methodology, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (whether or not patentable), software, algorithms, marketing reports, expertise, technology, test data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical test data and data resulting from pre-clinical and clinical studies), manufacturing and quality control data, and safety data.

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“Intellectual Property” shall mean any and all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including all: (i) Patents, (ii) Know-How, (iii) trademarks, (iv) domain names and URLs, (v) copyrights, mask works, and works of authorship, (vi) registered designs, (vii) rights in databases, compilations of data and data, including all personally identifiable information and clinical trial data, and all aggregated data, (viii) moral rights, rights of publicity and other rights to use or exploit the name, image and likeness of any individual, (ix) rights under applicable Laws in customer lists, supplier lists, pricing and cost information, and business and marketing plans, in any form whether or not specifically listed herein, all rights to limit the use or disclosure of any of the foregoing, and all embodiments of, and all documentation relating to, any of the foregoing, (x) rights under applicable Laws in software (including both object codes and source codes) and application programming interfaces, (xi) rights under applicable Laws to bring an action for infringement, dilution, misappropriation or other impairment or violation of rights and to receive damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing, and (xii) similar or equivalent rights to any of the foregoing recognized by any Governmental Authority anywhere in the world.

“Inventory Letter” shall mean that certain Letter dated 12 August 2021 from Eisai to the Seller entitled “Available Inventory of E7777 Injection Vials” which is attached hereto as Exhibit I.

“Know-How” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, formulae, designs, drawings, assembly procedures, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written or electronic form.

“Knowledge of the Purchaser” shall mean the actual knowledge after due inquiry of any of the individuals listed on Exhibit D (Knowledge of the Purchaser).

“Knowledge of the Seller” shall mean the actual knowledge after due inquiry of any of the individuals listed on Exhibit E (Knowledge of the Seller).

“Law” shall mean any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” shall mean any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, hearing, or any other claim or proceeding by or before a Governmental Authority.

“Liability” shall mean, with respect to any Person, any indebtedness, liabilities, obligation, commitment, expense, claim, complaint, deficiency, guaranty or endorsement of or by such Person of any type, whether or not accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, determined or determinable, known or unknown.

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“Licensed Know-How” means all Know-How owned by the Seller or any of its Affiliates (other than Purchased Know-How) within the Territory that (a) is related to a Product or the Compound and (b) has been developed or is used by Seller or its Affiliates or Eisai or its Affiliates in the Territory prior to or as of the Closing in connection with the Exploitation of any Product or Compound. Without limiting the foregoing, Licensed Know-How includes any such Know-How (as of the Closing) relating to (i) any companion diagnostics relating to any Product or (ii) the manufacture of any Product or Compound.

“Licensee Consideration” means any consideration (other than Licensee Sales-Based Royalties) received by the Purchaser and/or its Affiliates from a Licensee in consideration of a license to exploit a Product, the Compound or any Purchased Asset, including, but not limited to, lump-sum payments, up-front payments, milestones (of all kind) and other deferred payments. For clarity, Licensee Consideration does not include any bona fide payments from Third Parties for (a) research, development, manufacturing or other services, (b) supply of Compounds or Products or other items to customers, (c) amounts received for the acquisition of equity interests (including stock, options or preferred shares) in Purchaser or any of its Affiliates or (d) amounts received in the form of a loan (but, with respect to (c) and (d), that is not in consideration of the grant of a license to exploit a Product, the Compound or any Purchased Asset).

“Licensee Net Sales” means Net Sales of Product(s) by or on behalf of a Licensee (other than any licensee or sublicensee that is an Affiliate of Purchaser).

“Licensee Sales-Based Royalties” means any amounts (whether characterized as royalties, earn-out payments, revenue payments, revenue share payments, license fees, profit share payments, or otherwise) that are received by Purchaser or its Affiliates from any Licensee (or a sublicensee of a Licensee (as applicable), in each case only to the extent the calculation of such amounts payable to Purchaser or its Affiliates is based on sales of Product(s) by or on behalf of a Licensee. Notwithstanding the foregoing, any milestone payments or other comparable one-time lump sum payments received by the Purchaser and/or its Affiliates from a Licensee that are based on achievement of an aggregate level of sales are Licensee Consideration and are not Licensee Sales-Based Royalties.

“Licensee” means any Person (other than an Affiliate of Purchaser) to which a license or sublicense is granted by the Purchaser or its Affiliates with respect to the Purchased Assets, Product(s) or Compounds enabling such Person to promote, market, offer for sale, sell, distribute or otherwise commercialize a Product or Compound. For clarity, Purchaser and its Affiliates’ customers (which shall include distributors, wholesalers, and/or resellers of a Product) shall not be considered Licensees, provided that the sale of Products to such Persons are considered Net Sales by the Purchaser or its Affiliates.

“Loss” or “Losses” shall mean actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

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“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse (individually or in the aggregate) to the Purchased Assets, Exploitation of the Compound or the Product, the Business, the results of operations of the Seller or the financial condition of the Seller; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has or will be a Material Adverse Effect: (a) changes or effects that are generally applicable in the economies (including changes in interest or exchange rates) of any country in which Purchased Assets are located or in which any of the Parties to this Agreement operate, or in the securities, syndicated loan, credit or financial markets of any such country; (b) changes in general legal, tax, regulatory, political or economic conditions affecting the exploitation of the Compound or the Product in general or within the relevant jurisdiction; (c) changes in GAAP; (d) changes or effects that arise out of or are attributable to (i) the acts or omissions of, or circumstances affecting, the Purchaser and/or its Affiliates, or (ii) the transactions contemplated by this Agreement or changes or effects that arise out of or are attributable to the negotiation, execution, public announcement or performance of this Agreement; (e) changes or effects that generally affect the markets in which the Compound or the Product are exploited; (f) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification or reduction or cessation of any war (whether or not declared), sabotage, armed hostilities or acts of terrorism, (g) changes or effects that arise out of or are attributable to earthquakes, hurricanes or other natural disasters, epidemics or other outbreaks of disease; (h) any matter disclosed in the Seller Disclosure Schedules to this Agreement, including in each case, any adverse effect that occurs after the date of this Agreement but that arises out of or results from any such matter or (i) any existing event or occurrence or circumstance of which the Purchaser has Knowledge as of the date hereof.

“MHRA” means the Medicines and Healthcare Products Regulatory Agency, and any successor thereof.

“Milestone and Earn-Out Information” shall have the meaning set forth in Section 3.03(a).

“Milestone Event” shall have the meaning set forth in Section 3.01(b).

“Milestone Payment” shall have the meaning set forth in Section 3.01(b).

“Net Sales” shall mean the aggregate gross amounts invoiced or otherwise received for all of the Purchaser’s, its Affiliates’, Licensees’ or Transferees (as applicable) sales or other commercial distribution of a Product (including any Biosimilar version of a Product), for any Indication, during the applicable period in the considered territory less the sum of the following, to the extent related to the sale or commercial distribution of a Product and otherwise included in such gross amounts: (1) trade, quantity and cash discounts in amounts reasonable or customary in the trade and to extent accrued or actually taken; (2) credits, refunds, allowances, chargebacks, volumes rebates, direct and indirect rebates, distribution fees, reimbursements, or similar payments granted or given to wholesalers and other distributors, managed care and pharmacy benefit management companies, but only to the extent not previously deducted from gross sales; (3) rejected goods, damaged goods, product recall and sales returns; (4) patient co-pay assistance benefits, rebates and coupon or voucher redemptions provided specifically to the concerned Product; (5) reasonable rebates paid or other price reductions provided in connection with sale of the concerned Product to any government or regulatory authority in respect of any state or federal Medicare, Medicaid, or similar programs available under or required by applicable Law; (6) freight, postage, shipping and insurance charges, (7) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount (including a reasonable allocation of any fees paid pursuant to Section 9008 of the Patient Protection and Affordable Care Act), and (8) any other deductions taken by Purchaser or any of its Affiliates, licensees or sub-licensees in calculating net sales in the ordinary course of its business, consistent with GAAP (or the applicable accounting standard of such Purchaser or any of its Affiliates, licensees or sub-licensees if the sale occurs in a jurisdiction outside of the United States). In the event the Purchaser (and/or any its Affiliates, licensees or sublicensees) sells the concerned Product as part of a bundle or group sale with other products, (i) the Net Sales shall be adjusted to be proportional to the ratio of the individual selling price of the concerned Product to the aggregate of the individual selling prices of each other product included as part of such bundle or group sale, and (ii) to the extent the Purchaser (and/or any its Affiliates, licensees or sublicensees) provides discounts, allowance or rebate to the purchaser of the concerned Product based on the invoiced price for the products sold as a bundle or group sale, such discount must be allocated pro rata based on the selling prices of such products sold individually before taking into account the discount, allowance or rebate on product provided as part of such bundle. The foregoing deductions from gross sales shall be deducted only once and only to the extent not otherwise deducted from the gross sales. “Net Sales” cannot be negative. For clarity, Net Sales does not include any Licensee Consideration or Licensee Sales-Based Royalties.

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“Orders” shall mean all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Organizational Documents” shall mean with respect to a Person (other than an individual), the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement), all, as amended.

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph hereto.

“Patents” means any and all (a) patent applications and issued patents, including, all national, regional, and international patents and patent applications; provisionals; continuations; divisionals; continuations-in-part; continued prosecution applications; reissues, renewals, substitutions, reexaminations, and revivals thereof; (b) patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents and design patents and certificates of invention; and (c) extensions (including pediatric exclusivity, patent term extension and supplementary patent certificate) or restorations of the patents described above by existing or future extension or restoration mechanisms.

“Permits” shall mean all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, exemptions, notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Authority.

“Permitted Encumbrances” shall mean: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business; and (d) other immaterial imperfections of title or immaterial Encumbrances, if any.

“Person” shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

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“Product” means any product that is comprised of or contains the Compound as an active ingredient, including: (a) any combination product which contains the Compound as an active ingredient; (b) the Existing Product; and (c) all formulations, dosages and forms of release for any of the foregoing products.

“Proof of Concept Efforts” has the meaning set forth in Section 3.04(c).

“Proof of Concept Plan” means the Proof of Concept Plan which is set forth in Annex A hereto. The Proof of Concept Plan includes the Proof of Concept Studies.

“Proof of Concept Studies” has the meaning set forth in Annex A hereto.

“Proration Schedule” shall have the meaning set forth in Section 2.01(g).

“PTCL Indication” means Peripheral T-Cell Lymphoma.

“PTCL Milestones” means Milestones No. 4 and 5 set forth in Table 3.01(b).

“Purchase Price” shall have the meaning set forth in Section 3.01(a).

“Purchased Assets” shall mean each of the following: (a) the Purchased Intellectual Property, (b) the Regulatory Documentation, (c) the Acquired Contracts (including all rights and claims of Seller and its Affiliates to any amounts prepaid under any Acquired Contracts), and (d) a copy of all books, records, files and papers of the Seller and/or its Affiliates to the extent exclusively relating to the Business and/or the Compound.

“Purchased Intellectual Property” shall mean collectively all Purchased Patents, Purchased Trademarks and Purchased Know-How.

“Purchased Know-How” means all Know-How owned by the Seller or any of its Affiliates that (a) is exclusively related to any Product, and (b) has been used in connection with the Exploitation of, or is otherwise necessary or useful to Exploit, any Product.

“Purchased Patent(s)” means the Patents set forth in Exhibit F.

“Purchased Trademarks” shall mean, as owned by the Seller or its Affiliates, and to the extent exclusively related to the Product, the trademarks, service marks, logos, slogans and trade names (whether or not registered), including all variations, derivations, combinations, registrations applications for registration or renewals of the foregoing and all goodwill associated therewith, listed on Exhibit G.

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“Purchaser Group” shall have the meaning set forth Section 9.02.

“Purchaser’s Prorated Portion” means the amount equal to the Purchaser’s portion of the prorated expenses and other items, which the Purchaser shall pay to the Seller at Closing and is set forth on the Proration Schedule.

“Purchaser” shall have the meaning set forth in the preamble.

“Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

“Quarterly Earn-Out Payments” shall have the meaning set forth in Section 3.01(c)(i).

“Quarterly Earn-Out Rate” has the meaning set forth in Section 3.01(c)(i).

“Regulatory Approval Application” means an application to the applicable Regulatory Authority for approval to commercialize a product in a particular country or other jurisdiction.

“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any Regulatory Authority, national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a product in a regulatory jurisdiction.

“Regulatory Authority(ies)” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the exploitation of any Product in the Territory, including the FDA, EMA, MHRA and Health Canada.

“Regulatory Documentation” shall mean the following, to the extent owned by the Seller or any of its Affiliates and related to the Compound or any Product: (a) any applications (including all investigational new drug (INDs) and Regulatory Approvals), registrations, licenses, authorizations and approvals; (b) correspondence and reports submitted to or received from Regulatory Authorities and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) chemistry, manufacturing and controls data and documentation (including, but not limited to, batch records, master batch production records, standard operating procedures that specifically pertain to any Product, testing logs, sample logs, laboratory logs, and stability logs), preclinical and clinical studies and tests, (d) records maintained under record keeping or reporting requirements of the FDA or any Governmental Authority; and (e) clinical and other data contained or relied upon in any of the foregoing.

“Restricted Products” shall mean any product that contains (a) [***] or (b) [***]; in each case whether formulated alone or in combination with any other compound or product.

“Sales Reports” shall have the meaning set forth in Section 3.03(b).

“SEC” shall have the meaning set forth in Section 7.03.

“Seller Disclosure Schedules” shall have the meaning set forth in the introductory sentence to ARTICLE V.

“Seller” shall have the meaning set forth in the preamble.

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“Solvent” shall mean used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Successful Proof of Concept” has the meaning set forth in Annex A hereto.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means all countries in the world, excluding those countries in the Eisai Territory.

“Third Party Claim” shall have the meaning set forth in Section 9.05(a).

“Third Party” shall mean any Person other than the Parties.

“Transaction Documents” shall mean this Agreement, the Bill of Sale & Assignment and Assumption Agreement, the Eisai Assignment and Assumption Agreement and the Assignment of Patents.

“Transfer Taxes” shall have the meaning set forth in Section 3.02(c).

“Transferee” means any Third Party (other than an Affiliate of Purchaser or an Affiliate of Seller) to which any rights in or to the Compound, a Product or the Purchased Assets that are granted or transferred to Purchaser under this Agreement are subsequently assigned or transferred in turn by Purchaser following the Closing.

“Transition Services Agreement” shall have the meaning set forth in Section 4.02(c).

“United States” shall mean the United States of America and its territories and possessions.

“Upfront Payment” shall have the meaning set forth in Section 3.01(a)(i).

“US CTCL Approval Milestone” means Milestone No. 1 set forth in Table 3.01(b).

“Valid Claim” shall mean (i) any claim of a Patent or any other patent covering the considered Product (including if filed after the date hereof and including all reissues, reexaminations, divisionals, continuations, continuations-in-part, provisional and continued examinations, extensions, restorations or renewals of such patents to the extent they relate to the Product) that has been granted by a patent granting authority, that is in force, and that has not been surrendered, abandoned, revoked or held invalid or unenforceable by a decision taken by an administrative or civil court in a jurisdiction, or (ii) a pending claim in an application for a Patent or any other patent set forth under (i).

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